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                                                                    Exhibit 99.1

REPORT TO THE SHAREHOLDER OF BURLINGTON RESOURCES CANADA ENERGY LTD.

We have audited the consolidated balance sheets of Burlington Resources Canada Energy Ltd. as at December 31, 1999 and 1998 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1999 in accordance with United States generally accepted accounting principles.



KPMG LLP


Chartered Accountants
Calgary, Canada
March 3, 2000